Exhibit 3

SHARE PLEDGE AGREEMENT

This SHARE PLEDGE AGREEMENT (this “Agreement”) is entered into on April 25, 2013 by and between Able Knight Development Limited (the “Chargor”), and SB ASIA INVESTMENT FUND II L.P., a limited partnership organized under the laws of the Cayman Islands (the “Chargee”). The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

A.	The Chargee is acquiring an exchangeable promissory note of the Chargor pursuant to an Exchangeable Promissory Note (the “Note”) entered into on April 25, 2013 by and between the Chargor and the Chargee.

B.	The Chargor currently holds 4,998,988 Common Shares of the ATA Inc. (NASDAQ: ATAI), an exempted company existing under the laws of the Cayman Islands (the “Company”) and intends to charge 4,998,988 of such Common Shares (the “Charged Shares”) to the Chargee pursuant to this Agreement.

C.	It is intended that the repayment of the Note and the performance by the Chargor of its duties, obligations, covenants, undertakings and agreements under the Note be secured by the Charged Assets contemplated in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

SECTION 1.    DEFINITIONS AND INTERPRETATION

1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate”	means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and, in the case of an individual, includes any Person in which such individual has a substantial direct or indirect beneficial or record interest or as to which such Person serves as an officer, director, trustee or in a similar capacity, or any relative or spouse of such Person, or any relative of such spouse;

“Claim”	means any claim, demand, assessment, judgment, order, decree, cause of action, litigation, suit, investigation or other proceeding;

“Dividends”	means all dividends, distributions, interest and other sums which are or may become payable in respect of the Charged Assets to any Person in its capacity as shareholder of, or holder of any equity interest in, the Charged Assets, including without limitation (a) the right to receive any and all such sums and all Claims in respect of any default in paying such sums and (b) all forms of remittance of such sums;

“Event of Default”	means: (a) the occurrence of any Event of Default as such term is defined in Section 5 of the Note, (b) any breach by the Chargor of any provision of this Agreement, or (c) any event or circumstances whereby the security interest hereunder or any part thereof fails or ceases to be in full force and effect, or is terminated or jeopardised or becomes invalid or unenforceable;

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise;

“Loss”	means all losses, liabilities, damages, deficiencies, diminution in value, interest, penalties, expenses, judgment or settlement of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, and court costs;

“Common Shares”	means the common shares, par value US$0.01 per share, of the Company;

“Person”	means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other enterprise or entity; and

“Secured Obligations”	means (i) the repayment of the Note by the Chargor in accordance with the terms thereof, and (ii) other obligations of the Chargor set forth in the Note.

1.2 Interpretation. In this Agreement, including the recitals, schedules and exhibits, unless the context otherwise requires:

(a) references to “Chargor” and “Chargee” include, where the context permits, their respective successors and permitted assigns, and any Persons deriving title under them;

(b) references to any document or agreement are to be construed as references to such document or agreement as is in force for the time being and as amended, varied, supplemented, substituted or novated from time to time.

SECTION 2.    SECURITY OVER SHARES

2.1 For good and valuable consideration, the receipt, sufficiency and adequacy of which consideration is hereby acknowledged, upon the execution of this Agreement, the Chargor by this Agreement charges and agrees to charge by way of first fixed charge the Charged Shares, and (ii) the Chargor by this Agreement charges and agrees to charge by way of first fixed charge any Dividends, allotments, accretions, offers, interests, stocks, shares, rights, titles, monies and other properties (including without limitation, by way of share split, share combination or other similar event) referred to in Section 2.4 hereunder to which the Chargor or its nominees are or may hereafter become entitled to receive on account of the Charged Shares (all such rights together with the Charged Shares being collectively referred to herein as the “Charged Assets”) to the Chargee as a continuing security for the full and punctual performance of the Secured Obligations.

2.2 For the purpose of enabling the Chargee to exercise its rights under this Agreement, the Chargor undertakes, upon the execution of this Agreement,

(a) to deposit, or procure that there be deposited, with the Chargee or its nominee:

(i) the original share certificate(s) in respect of the Charged Shares;

(ii) the undated instruments of transfer in the form set out in Exhibit A, duly executed in blank by the Chargor;

(iii) the undated shareholder proxy in the form set out in Exhibit B duly executed by the Chargor; and

(iv) such other documents as may be reasonably requested by the Chargee and as required by the applicable statute, decree or the corporate agent in order to enable the Chargee or its nominee to be registered as the owner of, or otherwise obtain legal title to the Charged Assets.

(b) to enter the particulars of this Agreement in, or to cause the particulars of this Agreement to be entered in, the register of members of the Company, which particulars in the register of members of the Company shall not be removed without the prior written consent of the Chargee, and deliver a certified copy of such annotated register of members to the Chargee upon the execution of this Agreement.

(c) The Chargor shall (i) upon the execution of this Agreement, instruct its registered agent to create and maintain a register of registered charges for the Chargor in accordance with Section 162 of the BVI Business Companies Act, 2004 (as amended) (the “Act”), to enter particulars of the security interests created pursuant to this Agreement in the register of registered charges, and to effect registration of this Agreement at the Registrar of Corporate Affairs pursuant to Section 163 of the Act, and deliver the related evidence to the Chargee; and (ii) within 15 business days from the date of execution of this Agreement, deliver or procure to be delivered to the Chargee the certificate of registration issued by the Registrar of Corporate Affairs.

2.3 The security constituted by this Agreement shall become immediately enforceable and the power of sale provided in Section 6 and other powers conferred by this Agreement shall be exercisable upon the occurrence of any Event of Default immediately unless such Event of Default is remedied within twenty (20) days after occurrence.

2.4 The security created by this Agreement shall extend to and include:

(a) all Dividends;

(b) all stocks, shares (and the Dividends in respect such shares), rights, monies or other property accruing or offered at any time by way of redemption, substitution, bonus, preference, option or otherwise to or in respect of any of the Charged Assets; and

(c) all allotments, accretions, offers, rights, benefits and advantages whatsoever at any time accruing, made, offered or arising in respect of any of the things mentioned in paragraphs (a) or (b) above, and if the Chargor acquires any such other stock or share as aforesaid, it shall forthwith deliver or procure that there be delivered to the Chargee the certificates in respect of such stocks or shares, together with instruments of transfer (a form of which is set out in Exhibit A) in respect of them duly executed by or on behalf of the Chargor in blank and undated, to enable the same to be registered in the name of the Chargee or its nominees in accordance with the terms of this Agreement.

2.5 If any of the Charged Assets are changed, classified, reclassified, subdivided, consolidated or converted through a merger or otherwise, or the rights attaching to the Charged Assets are altered in any way, the shares or other securities resulting from such event shall automatically become subject to the charge hereby created. Where this is not possible, the Chargor shall execute one or more charge agreements and/or agreements in form and substance satisfactory to the Chargee in respect of such shares or other securities.

2.6 Nothing in this Agreement shall be construed as placing on the Chargee any obligations in respect of the Charged Assets or any liability whatsoever in respect of any call, instalment or other payment owed relating to any of the Charged Assets or any rights, shares or other securities accruing, offered or arising as aforesaid, and the Chargor shall indemnify the Chargee in respect of all calls, installments or other payments owed relating to any of the Charged Assets and to any of the rights, shares and other securities accruing, offered or arising as aforesaid in respect of any of the Charged Assets. The Chargor shall remain liable to perform all obligations assumed by it in relation to the Charged Assets.

2.7 Upon the full satisfaction and performance of the Secured Obligations, the security created by this Agreement and the Secured Obligations of the Chargor hereof will be automatically and unconditionally discharged; and the Chargee shall immediately return all documents enumerated in Section 2.2, including without limitation, the certificates, letters and resolutions, to the Chargor.

SECTION 3.    CONTINUING SECURITY

3.1 The security created by this Agreement shall be a continuing security and shall remain in full force and effect until the Secured Obligations have been performed duly and in full or the exchange of the Note in accordance with the terms thereof, notwithstanding the insolvency, liquidation, any incapacity or any change in the constitution or status of the Chargor, or any other Person, or any intermediate settlement of account or other matter whatsoever.

3.2 The security interest granted pursuant to this Agreement (i) constitutes legal, valid, and binding security interests in the Charged Assets in favor of the Chargee, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof, and (ii) is prior to all other security and other interest in the Charged Assets in existence on the date hereof.

3.3 The security created by this Agreement is in addition to, and independent of, any share pledge, Lien, guarantee or other security or right or remedy now or at any time after the date of this Agreement held by or available to the Chargee.

3.4 The Chargee shall not be bound to enforce any other security before enforcing the security created by this Agreement.

3.5 No delay or omission on the part of the Chargee in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Chargee may deem expedient.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

4.1 The Chargor represents and warrants to the Chargee the following as of the date of this Agreement:

(a) Chargor is the sole legal and beneficial owner of the Charged Shares, and it has good and marketable title to the Charged Shares free from any security or third party interest or other Lien (except as created hereunder);

(b) Chargor has full power, authority and legal right to enter into and engage in the transactions contemplated by this Agreement, and has taken or obtained all necessary actions and consents to authorize its execution, delivery and performance of this Agreement;

(c) Chargor has duly executed and delivered this Agreement and this Agreement constitutes legal, valid and binding obligations of the Chargor enforceable in accordance with its terms;

(d) Neither the execution of this Agreement by Chargor nor the performance by Chargor of any of its respective obligations, or the exercise of any of the rights of the Chargee under this Agreement will, conflict with or result in a breach of any applicable law or any agreement, arrangement, or other undertaking to which the Chargor is a party or which is binding upon it, or cause any limitation placed on it, or result in the creation of or oblige the Chargor to create a Lien in respect of the Charged Assets (save where in favor of the Chargee under or pursuant to this Agreement);

(e) All approvals and authorizations required from any governmental or other authority or from any creditors of the Chargor or any Person for or in connection with the execution, validity and performance of this Agreement have been obtained and are in full force and effect, and there has been no default under the conditions of any of the same; and

(f) The Charged Assets are and will continue to be freely transferable, and none of the Charged Assets are subject to any option, right of first refusal, shareholders agreement, lock-up agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the security interest created hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Chargee of rights and remedies hereunder.

SECTION 5.    FURTHER UNDERTAKINGS

5.1 The Chargor undertakes with the Chargee throughout the continuance of this Agreement and so long as the security created by this Agreement remains outstanding, that the Chargor shall:

(a) unless with the prior written consent of the Chargee, not create, or attempt or agree to create, or permit to arise or exist any Lien over all or any part of the Charged Assets (or any interest in, or any of the rights attaching to, any of the Charged Assets) or otherwise assign, transfer, deal with or dispose of all or any part of the Charged Assets or any beneficial interest therein (save as under or pursuant to this Agreement);

(b) unless with the prior written consent of the Chargee, not grant in favor of any other Person any interest in, or any option or other right in respect of, any of the Charged Assets held by the Chargor;

(c) unless with the prior written consent of the Chargee, not enter into any agreement or undertaking restricting the right or ability of the Chargor or the Chargee to sell, assign or transfer any of the Charged Assets;

(d) pay calls on any Charged Assets when required by the Chargee;

(e) do or permit to be done every act or thing which the Chargee may reasonably from time to time require for the purpose of enforcing the rights of the Chargee under this Agreement;

(f) not do, or cause or permit to be done, anything which may cause an Event of Default or would or is likely to in any way depreciate, jeopardize or otherwise prejudice the value of the security created by this Agreement; and

(g) promptly notify the Chargee of any attachment or other legal process levied against any of the Charged Assets and any information received by the Chargor relative to the Charged Assets or other Persons obligated in connection therewith, which may in any way affect the value of the Charged Assets or the rights and remedies of the Chargee in respect thereto.

5.2 The Chargor shall use their respective best efforts to take any and all actions and to do any and all things necessary, proper or advisable to ensure that the representations and warranties set forth in Section 4 shall remain true and correct throughout the continuance of this Agreement.

5.3 The Chargor shall pay all taxes, Liens and assessments against the Charged Assets when due (occurred before the enforcement of the security created hereunder by the Chargee), and upon the failure of the Chargor to do so, the Chargee may, at its option, pay any of them after reasonably determining the legality or validity thereof and the amount necessary to discharge the same. Any amount expended by the Chargee in connection therewith shall become a part of the liabilities owed by the Chargor to the Chargee and shall be paid to the Chargee by the Chargor within fifteen (15) days after a demand being made by the Chargee to the Chargor.

SECTION 6.    POWER OF SALE IN AN EVENT OF DEFAULT

6.1 Upon the occurrence of an Event of Default, unless such Event of Default is remedied within twenty (20) days, the Chargee or its nominee may, with a notice to the Chargor, sell or dispose of all or any part of the Charged Assets as it sees fit and may apply the proceeds of any such sale or disposition in or towards the discharge of the Secured Obligations (on a ratable basis), without prejudice to the right of the Chargee to recover any shortfall (including all costs, charges and expenses incurred by the Chargee) from Chargor or any other Person, as applicable. In the event that the proceeds of any sale or disposition of the Charged Assets exceeds the Secured Obligations, the Chargee or its nominee shall return such excess to the Chargor.

6.2 Subject to Section 6.1 above, the Chargee shall be entitled to exercise such power of sale in such manner and at such time or times and for such consideration (whether payable immediately or by installments) as it, in its absolute discretion, thinks fit (whether by private sale or otherwise), and so that the Charged Assets (or any relevant part of the Charged Assets) may be sold:

(a) subject to any condition or conditions which the Chargee may reasonably believe fit to impose;

(b) to any Person (including any Person connected with the Chargor or the Chargee); and

(c) at a price which the Chargee reasonably considers to be the fair market price for such Charged Assets.

6.3 At any time after the power of sale has arisen, all Dividends which have been or may be received or receivable by the Chargee or any nominee may be applied by the Chargee as if they were proceeds of sale under this Agreement.

6.4 The Chargee is authorized to give a good discharge for any money received by it pursuant to the exercise of its power of sale, and a purchaser shall not be bound to enquire whether the power of sale has arisen as provided in this Agreement nor be concerned with the manner of application of the proceeds of sale.

6.5 The Chargor shall not have any Claim against the Chargee, or their respective affiliates, agents, employees, officers, directors, nominees or advsiors, in respect of any Loss arising out of any such sale or any postponement of sale however caused, and whether or not a better price could or might have been obtained upon the sale of the Charged Assets (or any of them) by deferring or advancing the date of such sale or otherwise howsoever, except for any Loss that is found by a final decision of a court of competent jurisdiction to have resulted directly and primarily from the Chargee’s fraud or gross negligence (such Loss is hereinafter referred to as “Contributed Loss”), and then only for such portion of the Contributed Loss as is appropriate to reflect the relative fault of the Chargee in connection with the actions, transactions or omissions which result in such Contributed Loss, taking into account any other relevant equitable considerations, provided that in no event shall the Chargee be liable for any consequential, incidental, punitive, or special damages (or claims for lost profits).

6.6 Upon any sale of the Charged Assets or any part thereof by the Chargee, subject to Section 6.1, the purchaser or other persons dealing with the Chargee or its nominee shall not be bound to see or inquire whether the power of sale has become exercisable in the manner provided in this Agreement and the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

6.7 All moneys received by the Chargee pursuant to this Agreement shall be held by it upon trust in the first place to pay or make good all such expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever as may have been paid or incurred by the Chargee in exercising any of the powers specified or otherwise referred to in this Agreement and the balance shall be applied in the following manner:

6.7.1	FIRSTLY: in or towards satisfaction of any amounts in respect of the balance of the Secured Obligations as are then accrued due and payable or are then due and payable by virtue of payment demanded;

6.7.2	SECONDLY: in retention of an amount equal to any part or parts of the Secured Obligations as are or are not then due and payable but which (in the sole and absolute opinion of the Agreement) will or may become due and payable in the future and, upon the same becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Sub-Clause 6.7; and

6.7.3	THIRDLY: the surplus (if any) shall be repaid promptly to the Chargor or whosoever else may be entitled thereto.

SECTION 7.    DIVIDENDS AND VOTING RIGHTS

So long as no Event of Default has occurred, the Chargor shall be entitled to exercise all voting rights in respect of the Charged Assets, and shall be entitled to all Dividends subject to compliance with the terms of the Note. Upon the occurrence of an Event of Default, the Chargee shall have sole discretion to retain and apply towards the Secured Obligations all Dividends in respect of all Charged Assets, and to exercise or abstain from exercising all voting and other rights and powers attaching to such Charged Assets as the Chargee in its sole discretion thinks fit, without being liable for any Loss which the Chargor may suffer as a result of such exercise or non-exercise of right or power.

SECTION 8.    CLAIMS BY CHARGOR

8.1 The Chargor represents to and undertakes with the Chargee that it has not taken, and will not take, any security in respect of its liability under this Agreement.

8.2 The Chargor further undertakes that so long as the security created by this Agreement remains outstanding, it will not:

(a) exercise any right of subrogation, contribution or any other right of a surety against the Company;

(b) take or enforce any security or other right or Claim against the Company (whether in respect of its liability under this Agreement or otherwise); or

(c) claim in the insolvency or liquidation of the Company or any such other Person in competition with the Chargee,

and if the Chargor receives any payment or benefit in breach of this Section 8, it/he shall hold the same upon trust for the Chargee as a continuing security for the performance under and compliance with the Note.

SECTION 9.    TAXES AND OTHER DEDUCTIONS

9.1 All sums payable by the Chargor under this Agreement shall be paid in full without set-off or counterclaim, or any restriction or condition, and free and clear of all tax or other deductions or withholdings of any nature.

9.2 If the Chargor or any other Person is required by any applicable law to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of the Chargee, he or she shall, together with such payment, pay such additional amount as will ensure that the Chargee receives, free and clear of all tax or other deductions or withholdings, the full amount which it would have received if no such deduction or withholding had been required. The Chargor shall promptly forward to the Chargee photocopies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

SECTION 10.    FURTHER ASSURANCE

10.1 The Chargor shall at any time and from time to time (whether before or after the security created under this Agreement has become enforceable) execute such further legal or other mortgages, charges or assignments and do all such transfers, assurances, acts and things as the Chargee may reasonably require over or in respect of the Charged Assets:

(a) to secure all monies, obligations and liabilities covenanted to be paid or secured under this Agreement; or

(b) for the purposes of perfecting and completing any assignment of the rights, benefits or obligations of the Chargee under this Agreement,

and the Chargor shall also give all notices, orders and directions in relation to or in connection with the above or the security under this Agreement which the Chargee may reasonably require.

10.2 Without limiting Section 10.1, the Chargor undertakes from time to time to execute and sign, or to procure that the Person for the time being holding any of the Charged Assets as the Chargor’s nominee executes and signs, or cause to be executed and signed, all transfers, powers of attorney, proxies and other documents which the Chargee may reasonably require for upon the occurrence of an Event of Default (x) perfecting its title to any of the Charged Assets or (y) vesting or enabling it to vest the same in itself, its nominee or in any purchaser, including (without limitation) procuring to be duly passed such resolutions by the directors of the Company and such resolutions by the Person holding any of the Charged Assets as the Chargor’s nominee in an extraordinary general meeting of the Company as the Chargee reasonably requires for the purposes of:

(a) approving and passing for registration any transfer of any of the Charged Assets;

(b) updating the register of members of the Company;

(c) altering the memorandum of association or articles of association of the Company,

or for such other purposes as the Chargee may from time to time reasonably require.

10.3 The Chargor undertakes that it will do, or cause to be done, everything which the Chargee may from time to time reasonably require to be done for the purpose of enforcing the rights of any Chargee under this Agreement, and will allow the name of the Company or the Chargor to be used as and when reasonably required by the Chargee for such purpose.

SECTION 11.    POWER OF ATTORNEY

11.1 The Chargor shall irrevocably appoint the Chargee by way of security to be its attorney (with full power of substitution) immediately following the occurrence of the Event of Default, and in its name or otherwise on its behalf and as its act and deed to sign, seal, execute, deliver, perfect and do all deeds, instruments, acts and things which may reasonably be required or which the Chargee may think proper or expedient for:

(a) enabling the Chargee to exercise all voting and other rights and powers attaching to the Charged Assets upon the occurrence of an Event of Default;

(b) giving to the Chargee the full benefit of the security created by this Agreement,

and so that the appointment made by this Section 11.1 shall operate to confer on the Chargee authority to do on behalf of the Chargor anything which it can lawfully do by an attorney.

The power hereby conferred shall be a general power of attorney and the Chargor ratifies and confirms, and agrees to ratify and confirm, any deed, instrument, act or thing which such attorney or substitute may execute or do by virtue of Section 11.1.

SECTION 12.    EVIDENCE OF DEBT

Any statement of account purporting to show an amount due from the Chargor under the Secured Obligations and signed as correct by a duly authorized representative of the Chargee shall, in the absence of manifest error, be prima facie evidence of the amount so due.

SECTION 13.    SUSPENSE ACCOUNT

At any time after and only after the occurrence of an Event of Default, the Chargee may place and keep any money received by virtue of this Agreement to the credit of a suspense account, for so long as the Chargee may think fit, in order to preserve the rights of the Chargee to sue or prove for the whole amount of its Claims against the Chargor or any other Person. The Chargee shall have the discretion to either apply the balance of any funds standing to the credit of any such suspense account towards retiring the Secured Obligations or return the balance of any funds standing to the credit of any such suspense account to the Chargor when this Agreement is duly terminated pursuant to the terms of this Agreement.

SECTION 14.    LIABILITY OF CHARGOR

14.1 The liabilities and obligations of the Chargor under this Agreement shall remain in force, notwithstanding any act, omission, event or circumstance whatsoever, so long as the security created by this Agreement remains outstanding.

14.2 Without limiting Section 14.1, neither the liability of the Chargor nor the validity or enforceability of this Agreement shall be prejudiced, affected or discharged by:

(a) the granting of any time or indulgence to the Chargor or any other Person;

(b) any variation or modification of this Agreement, or the Note or any other document referred to therein;

(c) the invalidity or unenforceability of any obligation or liability of the Chargor or any other Party under this Agreement or the Note;

(d) any invalidity or irregularity in the execution of this Agreement or the Note;

(e) any deficiency in the powers of the Chargor to enter into or perform any of its obligations under this Agreement or the Note, or any irregularity in the exercise of or any such power, or any lack of authority by any Person purporting to act on behalf of the Chargor;

(f) the insolvency or liquidation or any incapacity, disability or limitation or any change in the constitution or status of the Chargor;

(g) any Lien, guarantee or other security or right or remedy being or becoming held by or available to the Chargee or by any of the same being or becoming wholly or partly illegal, void, voidable, unenforceable or impaired or by the Chargee at any time releasing, refraining from enforcing, varying or in any other way dealing with any of the same or any power, right or remedy the Chargee may now or hereafter have from or against the Chargor or any other Person;

(h) any waiver, exercise, omission to exercise, compromise, renewal or release of any rights against the the Chargor or any other Person, or any compromise, arrangement or settlement with any of the same; or

(i) any act, omission, event or circumstance which would or may, but for this provision, operate to prejudice, affect or discharge this Agreement or the liability of the Chargor under this Agreement.

14.3 This Agreement may be enforced without the Chargee first having recourse to any other security or rights or taking any other step or proceedings against the Chargor or any other Person; and may be enforced for any balance due after resorting to any one or more other means of obtaining payment or discharge of the monies, obligations and liabilities secured by this Agreement.

SECTION 15.    INDEMNITIES

The Chargee shall not be liable to the Chargor for any Loss arising in connection with the exercise or purported exercise of any of its rights, powers and discretions in good faith under or pursuant to this Agreement (and in particular (but without limitation) the Chargee shall not be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realization or for any default or omission for which a mortgagee-in-possession might be liable).

The Chargor shall indemnify and keep indemnified the Chargee, from and against any reasonable Losses which the Chargee may incur in connection with the exercise of any powers conferred by this Agreement or the perfection, preservation or enforcement of the security interest created by this Agreement and against all Losses which may be incurred, sustained or arise in respect of the breach, non-performance or non-observance of any of the representations and warranties, undertakings and agreements on the part of the Chargor herein contained or in respect of any matter or thing done or omitted relating in any way whatsoever to the Charged Assets.

The Chargee shall indemnify and keep indemnified the Chargor from and against all direct Losses which may be incurred, sustained or arise due to the breach, non-performance or non-observance of any of the representations and warranties, undertakings and agreements on the part of the Chargee herein contained, gross negligence or wilful misconduct in disposing of the Charged Assets.

SECTION 16.    SEVERABILITY

If at any time one or more of the provisions of this Agreement is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions of this Agreement shall not thereby in any way be affected or impaired. If any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to the minimum extent necessary so as to conform to the requirements of such law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

SECTION 17.    WAIVER AND OTHER RIGHTS

17.1 No single or partial exercise of, or failure or omission to exercise or delay in exercising any right, power, Claim or remedy vested in any party under or pursuant to this Agreement or otherwise shall affect, prejudice or constitute a waiver by such party of such or any other right, power, Claim or remedy.

17.2 Any right, power, Claim or remedy expressly conferred upon any party under this Agreement shall be in addition to and without prejudice to all other rights, powers, Claims and remedies which would otherwise be available to such party under this Agreement or at law.

SECTION 18.    NOTICES

Any notice required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; and if not, then on the next normal business day of the recipient; (iii) when sent by electronic mail if sent during normal business hours of the recipient; and if not, then on the next normal business day of the recipient; or (iv) five (5) days after deposit with an internationally recognized courier, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

SECTION 19.    TIME OF ESSENCE

Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned in this Agreement and as to any date and period which may by written agreement between or on behalf of the parties be substituted for them.

SECTION 20.    ASSIGNMENT

20.1 The Chargor shall not assign any of its/his rights, benefits or obligations under this Agreement without prior written consent of the Chargee.

20.2 Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Any successor of the Chargor who holds any equity securities of the Company shall upon such succession be automatically bound by all the obligations of such Chargor under this Agreement and the Note.

SECTION 21.    COUNTERPARTS AND LANGUAGE

21.1 This Agreement may be executed in any number of counterparts and by any party on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

21.2 This Agreement is prepared and shall be executed in English only.

SECTION 22.    GOVERNING LAW AND DISPUTE RESOLUTION

22.1 This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law thereunder.

22.2 Dispute Resolution

(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators. The claimants in the Dispute shall nominate one (1) arbitrator and the respondents in the Dispute shall nominate one (1) arbitrator. The HKIAC Council shall appoint the third arbitrator, who shall serve as the presiding arbitrator.

(c) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 22.2, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 22.2 shall prevail.

(d) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of State of New York (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive Law.

(g) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

SECTION 23.    BENEFIT OF CHARGEE

All security interests granted or contemplated hereby shall be for the benefit of the Chargee, and all proceeds or payments realized from the Charged Assets in accordance herewith shall be applied, first, to reasonable and documented costs, expenses, fees, and any other sums incurred by the Chargee under this Agreement, then, to the satisfaction of the Secured Obligations.

SECTION 24.    AMENDMENT.

This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the Parties hereto.

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IN WITNESS whereof the Parties has executed this Agreement on the day and year first before written.

Able Knight Development Limited

an exempted company formed under the laws of the British Virgin Islands

By: /s/ Xiaofeng Ma
Name: Xiaofeng Ma
Title: Director
Address: Portcullis TrustNet Chambers, P.O. Box 3444, Road Town,
Tortola, British Virgin Islands
Fax:

SB Asia Investment Fund II L.P.

an exempted limited partnership organized and existing under the Laws of the Cayman Islands

By: /s/ Andrew Y. Yan
Name: Andrew Y. Yan
Title: Authorized Signatory
Address: c/o M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands
Cc: c/o SAIF Partners, Suites 2516-20, Two Pacific Place, 88 Queensway, Hong Kong
Facsimile: 852 2234-9116

S-Share Pledge Agreement

EXHIBIT A of SHARE PLEDGE AGREEMENT, which is entered into on April 25, 2013 by and between Able Knight Development Limited. and SB ASIA INVESTMENT FUND II L.P.

INSTRUMENT OF TRANSFER

ATA Inc.

                    , the Transferor, do hereby transfer to                      (hereinafter called “the said Transferee”)                      common shares of par value US$             each, standing in the name of the Transferor in the Register of Members of ATA Inc., a company limited by shares incorporated under the laws of the Cayman Islands, to hold unto the said Transferee, its Successors or Assigns, subject to the conditions upon which I/we hold the same at the time of execution hereof. And I/we the said Transferee do hereby agree to take the said shares subject to the same conditions.

Executed on this              day of             , 20        .

SEALED with the COMMON SEAL of	)
)
and SIGNED by	)
)
in the presence of:	)

Witness to the signature of	)
)
for and on behalf of	)
)
as Transferee	)	For and on behalf of
)
Name	)	(Transferee)
Address	)
)

EXHIBIT B

FORM OF SHAREHOLDER PROXY

Irrevocable Proxy

ATA Inc.

The undersigned,                     , being the holder of                      Common Shares (collectively, the “Shares”) in the share capital of ATA Inc. (the “Company”), a company incorporated in the Cayman Islands, hereby makes, constitutes and appoints SB ASIA INVESTMENT FUND II L.P. (the “Attorney”), in case of Event of Default (as defined in the Agreement referred to below), to act as the true and lawful attorney and proxy of the undersigned with full power, in respect of and to the extent related to the Shares, to appoint a nominee or nominees to act hereunder from time to time and to attend and vote in the undersigned’s name at all general meetings of shareholders of the Company to exercise all consensual rights in respect of the Shares (including without limitation giving or withholding written consents of shareholders) with the same force and effect as the undersigned might or could do and to requisition and convene a meeting or meetings of the shareholders of the Company for the purpose of appointing or confirming the appointment of new director(s) of the Company which the holder of the Shares is originally entitled to appoint and/or such other matters as may in the opinion of the Attorney be necessary or desirable for the purpose of implementing the Agreement referred to below and the undersigned hereby ratifies and confirms all that the Attorney or its nominee or nominees shall do or cause to be done by virtue hereof in respect of the Shares.

The Shares have been charged to the Attorney pursuant to a share pledge agreement dated                     , 2013 between the undersigned, and the Attorney (the “Agreement”).

The undersigned hereby affirms that this proxy is given pursuant to Clause 2.2(a)(iii) of the Agreement. THIS PROXY IS COUPLED WITH AN INTEREST TO WHICH THE ATTORNEY IS ENTITLED UNDER THE AGREEMENT AND THIS PROXY IS IRREVOCABLE SO LONG AS SUCH INTEREST REMAINS IN EFFECT.

If at any time this proxy shall or for any reason be ineffective or unenforceable or fail to provide the Attorney with the rights or the control over the undersigned’s shares of the Company purported to be provided herein, the undersigned shall execute a replacement instrument which provides the Attorney with substantially the same rights in respect of the Shares as contemplated herein. This irrevocable proxy shall be governed by the laws of the Cayman Islands and the undersigned irrevocably submits to the jurisdiction of the courts of the Cayman Islands in relation to the matters contained herein.

The common seal of                                                                              )

                                                                              )

                                                                                                                 )

was hereunto affixed                                                                              )

in the presence of:                                                                                  )

Date: